Designated Filer:	Basswood Capital Management, L.L.C.
Issuer & Ticker Symbol:	Dime Community Bancshares, Inc. [DCOM]
Date of Event Requiring Statement:	February 1, 2021

Explanation of Responses:
1.
This Form 4 is filed on behalf of Matthew Lindenbaum, Bennett Lindenbaum, Basswood Capital Management, L.L.C., Basswood Enhanced Long Short Fund, L.P. (“BELS”), Basswood Opportunity Partners, LP (“BOP”), Basswood Financial Fund, LP (“BFF”), Basswood Financial Long Only Fund, LP (“BFLOF”) and Basswood Opportunity Fund, Inc. (“BOF”), and Basswood Enhanced Long Short GP, LLC (collectively, the “Reporting Persons”). Basswood Capital Management, L.L.C. is the investment manager or adviser to Basswood Co-Investment Fund (SPC), Ltd., For and on Behalf of Segregated Portfolio C-1 (“BCF”), BOP, BELS, BFF, BFLOF and BOF (collectively, the “Funds”) and certain separate managed accounts managed by Basswood Capital Management, L.L.C. (the “Managed Accounts”) and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts. Basswood Enhanced Long Short GP, LLC is the general partner of BELS and may be deemed to have a pecuniary interest in the Common Stock held directly by BELS. Matthew Lindenbaum and Bennett Lindenbaum are the managing members of Basswood Capital Management, L.L.C. and may be deemed to have a pecuniary interest in the Common Stock directly held by the Funds and held in the Managed Accounts, and also directly hold shares of Common Stock.  In accordance with Instruction 4(b)(iv), the entire amount of Common Stock held by the Funds or Managed Accounts are reported herein. Each Reporting Person disclaims beneficial ownership of all shares of Common Stock that are beneficially owned by the Funds or Managed Accounts, except to the extent of any direct or indirect pecuniary interest therein. Basswood Capital Management, L.L.C., and Basswood Enhanced Long Short GP, LLC also disclaim beneficial ownership of the shares held directly by Matthew Lindenbaum and Bennett Lindenbaum. Matthew Lindenbaum and Bennett Lindenbaum each disclaim beneficial ownership of the shares held directly by the other. The inclusion of these securities in this report shall not be deemed an admission of beneficial ownership of any securities reported herein for purposes of Section 16 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or otherwise.
Matthew Lindenbaum, a managing member of Basswood Capital Management, L.L.C, serves on the board of directors of the Issuer as a representative of the Reporting Persons.  As a result, each of the Reporting Persons is a “director-by-deputization” solely for purposes of Section 16 of the Exchange Act.  By reason of the provisions of Rule 16a-1 of the Securities Exchange Act of 1934, as amended, each of the Reporting Persons may be deemed to be a beneficial owner of the shares of Common Stock issued to Matthew Lindenbaum.

2.
Represents shares of Common Stock received in connection with the merger of Dime Community Bancshares, Inc. (“Dime”) and Bridge Bancorp, Inc. (“Bridge”) on February 1, 2021 (the “Merger”). On January 29, 2021, the last business day preceding the effective date of the Merger, the closing price of Dime’s common stock was $15.90 and the closing price of Bridge’s common stock was $24.43. Pursuant to the Merger, (i) the Managed Accounts received 1,220,156 shares of Common Stock in exchange for 1,882,957 shares of Dime’s common stock; (ii) BOP received 113,081 shares of Common Stock in exchange for 174,508 shares of Dime’s common stock; (iii) BOF received 13,438 shares of Common Stock in exchange for 20,738 shares of Dime’s common stock; (iv) BFF received 52,515 shares of Common Stock in exchange for 81,043 shares of Dime’s common stock; (v) BFLOF received 28,648 shares of Common Stock in exchange for 44,210 shares of Dime’s common stock; and (vi) BCF received 2,526 shares of Common Stock in exchange for 3,899 shares of Dime’s common stock. These transactions were omitted from the Reporting Persons’ original Form 4.

3.	Represents a cross-trade of Common Stock between the Managed Accounts and BELS.
4.
Common Stock held directly by certain separate accounts managed by Basswood Capital Management, L.L.C. On February 4, 2021, the Reporting Persons erroneously filed a Form 4 reporting 2,035,661 shares of Common Stock following a cross-trade of Common Stock between the Managed Accounts and BELS. Following such cross-trade, the Managed Accounts held 2,600,900 shares of Common Stock. The previously reported acquisitions on February 2, 2021 that followed the cross-trade, the result of which was that the Managed Accounts held 2,799,502 shares of Common Stock, were correct.

5.	Common Stock held directly by BOP.
6.	Common Stock held directly by BOF.
7.	Common Stock held directly by BFF.
8.	Common Stock held directly by BFLOF.
9.	Common Stock held directly by BCF.